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                                                                    EXHIBIT 11.1

                             WILLCOX & GIBBS, INC.
                         COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

                                                                                  1994       1993        1992
                                                                                ---------  ---------  ----------
Income (loss) from continuing operations......................................  $   9,258  $   6,890  $  (12,402)
Income (loss) from discontinued operations....................................       (327)     1,517       7,527
                                                                                ---------  ---------  ----------
Income (loss) before cumulative effect of accounting change...................      8,931      8,407      (4,875)
Cumulative effect of accounting change for income taxes.......................     --            660      --
                                                                                ---------  ---------  ----------
Income (loss) applicable to primary common and common equivalent shares.......      8,931      9,067      (4,875)
Interest reduction, net of taxes, upon conversion of Convertible Subordinated
 Debentures...................................................................      1,960      1,995       2,100
                                                                                ---------  ---------  ----------
Income (loss) applicable to fully diluted common shares.......................  $  10,891  $  11,062  $   (2,775)
                                                                                ---------  ---------  ----------
                                                                                ---------  ---------  ----------
Primary shares:
Weighted average number of common shares and common share equivalents outstanding during the year
  Common (net of treasury stock)..............................................     23,734     20,947      14,503
  Options.....................................................................         31         23         118
  Warrants....................................................................     --         --               8
                                                                                ---------  ---------  ----------
                                                                                   23,765     20,970      14,629
                                                                                ---------  ---------  ----------
                                                                                ---------  ---------  ----------
Fully diluted shares:
Weighted average number of common shares and common share equivalents outstanding during the year:
  Common (net of treasury stock)..............................................     23,734     20,947      14,503
  Options.....................................................................         31         23         118
  Warrants....................................................................     --         --               8
  Conversion of Subordinated Debentures.......................................      5,225      5,225       2,454
                                                                                ---------  ---------  ----------
                                                                                   28,990     26,195      17,083
                                                                                ---------  ---------  ----------
                                                                                ---------  ---------  ----------
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